Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Relativity Holdings Inc. (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto, and such appointment to commence immediately after the effective time of the business combination described in the Registration Statement.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:

/s/ Masato Terachi
Masato Terachi